Exhibit 99.2


Operator

Good day, everyone, and welcome to the Multimedia Games first-quarter fiscal year 2005 conference call and webcast. Today's call is being recorded. Once today's presentations have been completed, we will conduct a 30 minute question-and-answer session.


At this time, for opening remarks and introductions, I would like to turn the call over to the President and Chief Executive Officer, Mr. Clifton E. Lind. Mr. Lind, please go ahead, sir.


Clifton E. Lind, Multimedia Games - President, CEO

Thank you, Operator. This is Multimedia Games' fiscal 2005 first-quarter results conference call. On the call with me today is Craig Nouis, our CFO.


The results we are reporting today are consistent with the guidance we provided last November. Fiscal first-quarter net revenue rose about 14% over last year; diluted earnings per share came in at $0.17, and EBITDA improved about 11% to $21.5 million.


The first-quarter operating results are reviewed in the news announcement, and Craig will provide some additional financial and accounting detail in a minute. I will then provide some more perspective on our current markets, new markets where we see Multimedia Games participating, and the status of our long-term plans to further diversify our sources of revenue. We will then open the floor for Q&A.


But first, Julia Spencer will get us started with our Safe Harbor language.


Julia Spencer, Multimedia Games - Director of Corporate Publications

Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment regarding the future, and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially. Please refer to the "Risk Factors" section of our recent SEC filings.


Today's call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, www.multimediagames.com, in the Investor Relations section.


I will now to the call back over to Clifton. Clifton?


Clifton E. Lind, Multimedia Games - President & CEO

Thank you, Julia. Before Craig provides additional financial detail, I wanted once again to highlight the fact that despite the challenges that we have faced and overcome in the past, and the new challenges that we will continue to face in the immediate future, Multimedia is succeeding on two primary fronts that should be important to our shareholders, now and in the future.


Specifically, we indicated over the last several years that one of the most important things that we could achieve as a company was to leverage our technology, IT and systems capabilities as a means to enter new markets, thus reducing our reliance on Class II gaming, particularly in Oklahoma. While we expect to remain a significant, if not the most dominant supplier in that market, we recognized long ago that it wasn't in the interest of our shareholders to focus solely on one market.


Our announcement this morning that we have won the Israel Lottery contract and acquired substantially all of the assets of Sigma Games should provide an indication of the direction the Company is taking beyond Class II.


I also wanted to emphasize that Multimedia continues to generate meaningful operating cash flow and EBITDA. Therefore, capital allocation is an important focus of our management and our Board. With over $20 million of EBITDA in Q1 '05, and an expected EBITDA of $19 to $20 million for Q2 `05, we invest a lot of energy in evaluating and analyzing the optimum uses of available cash. With our negligible quarterly net interest expense, and currently modest cash taxes, Multimedia also continues to generate healthy levels of free cash flow before investments in development deals.

We are aware that second-quarter EPS guidance is below Street consensus, but we are of the opinion that last quarter's [EBITDA] and the expected Q2 EBITDA and cash flow during the upcoming period, leading up to the placement of compacted games in Oklahoma warrants consideration by the investment community.


Another item that plays a role in our free cash availability is CapEx expenditures. Our CapEx expenditures for operations in FY 2005 are anticipated to be significantly lower than last year's. And we are presently reviewing our policies concerning future commitments to development projects.


While we did not repurchase any shares under the $2.3 million repurchase authorization during the December 2004 quarter, we did invest in Sigma Games and in the placement of 2,864 additional player terminals in California. We also continued to invest in R&D, system and game development, approximately $4.1 million in the last quarter.


Our technology advantages remain one of our most important assets, and will be the primary driver in our efforts for revenue diversification in the future and in our growth plans. Management believes that the current uncertainty and lopsided competitive situation in Oklahoma will be addressed in the immediate future and for the longer-term when we can legally begin offering compacted games. We believe [that] in Oklahoma we will earn back floor space, as our hold per day improves to the level that we expect to be among the highest in the market. So while we manage through the next several quarters and into early fiscal 2006 rebuilding the value of the Oklahoma operations, we think that investments by the Company in the Company are an excellent use of capital. And you can expect us to be in the open market making share repurchases.


With our strong balance sheet and the potential to drive long-term returns from our player terminal placements, we have moved aggressively to expand placements at several markets over the last two quarters.


We also took this opportunity to upgrade our fleet of revenue-producing player terminals and invested about $20 million for the terminals that we placed in California last quarter. These player terminals will fill an expansion role in the immediate future, whether in California or in some other existing or emerging market. The California placements contributed income to last quarter's results, and we continue to evaluate our future role in the California facilities to determine the best means of deriving an ongoing, reasonable economic return on this player station investment.


In Q4 FY `04 and Q1 FY `05, we made player terminal placements in Oklahoma, pursuant to development agreements that provide Multimedia with both access to floor space and a reasonable economic sharing agreement with our tribal customers. Given the well-documented competitive pressures in this market and the impact of non-licensed small companies, non-public companies, on our hold per day, we conservatively foresee the return on these investments occurring over a reasonable period of time, following our launch of a full array of games to comply with the compact, once it is legally possible for us to launch these games.


In addition to growing the business, we are devoting additional resources to improving the operating performance of the Company. So we continue to evaluate other applications for our capital, including the acquisition of companies or intellectual property that can contribute to long-term growth and revenue diversification, and to tools that can improve operating efficiencies.


We firmly believe that driving long-term shareholder value to be the primary element weighing on the decisions and strategies that we employ. One tangible indication of our intent to honor this commitment will be the open-market repurchase of shares. Our goal is to be in a position later this fiscal year where near-term returns on capital are more visible and quantifiable.


Furthermore, I wanted to note that while we have been building this Company through high levels of player-terminal installation, we have also been investing in a significant way in R&D, government relations, and new-market development, and have had legal and other costs in support of our expected expansion. These costs were factored in throughout 2004, and in Q1 FY `05. And we expect them to continue to be factors in each of the remaining quarters throughout FY `05.


Our revenue diversification initiatives are substantial and aimed at a broad number of markets. We expect business proposal efforts to be at all-time highs, not only for lottery products and for slot monitoring systems to assist regulators who have oversight responsibilities for video lottery and slot operations within their jurisdictions, but also for other gaming systems based on evolving technology.


And we expect to play a greater role in Class III and commercial casino gaming. We have the technology, and it is incumbent upon us to leverage its value into as many markets as we can. We will also do so on a disciplined basis with an eye for delivering reasonable returns on our investments to our shareholders. For example, late in Q1 FY `05, officials of the state of Maine announced the results of an RFP for a competitive procurement process for the acquisition and operation of a central system for remote monitoring of slot machines.

With all the big names putting in proposals, although a competitor was ultimately awarded the contract, what you may not know was that the technical and system support assessment of the various systems providers was overwhelmingly won by MGAM. Not in one category, not in two categories, but in each and every category except price, Multimedia was the highest-rated company. Although the company that won the contract significantly underbid us, we continue to believe that delivering a superior product at a fair price will serve both our customers and our shareholders well in the long run.


This was a great moral victory for our staff of professionals, who understand the lottery segment and the systems and technology required to be competitive. I'm extremely proud of Multimedia's executive team, as well as our technology, content operating and system support teams, who continue to impress our customers and potential customers, domestically and now internationally--with the Israeli win--on a worldwide basis.


Our recent revenue, EBITDA, and cash flow, contract awards and other metrics continue to indicate that Multimedia is a healthy, competitive company. The depth of our gaming systems, gaming engines, content and IT are at an all-time high. And we are well prepared for the challenges in the existing markets and the opportunities that we encounter as we seek to expand its new markets.


I'd now like Craig to provide some additional comment on the first-quarter results; then, I will run through a few additional items. Craig?


Craig Nouis, Multimedia Games - CFO

Thanks, Clifton. This morning, we reported results in line with the guidance we provided on November 17, 2004. Net income for the first quarter of 2005 was $5 million, with EBITDA of $21.5 million and diluted earnings per share of $0.17. We provided details on our operating results in this morning's press release. Let me take a few moments and review some specific items.


During the quarter, our installed base of Class II Charity and C-TILG player terminals increased sequentially by 2,775 units, or 21%, for a total of 16,179 player terminals as of December 31, 2004. As many of you are aware, the sequential quarter increase was primarily the result of additional placements of 2,864 C-TILG units in California, resulting in a total of 3,380 units. On a year-over-year basis, the installed base increased by 5,458 units, or approximately 50%.


Total revenues during the first quarter of 2005 increased approximately 14% to $39.2 million compared to the prior year period, primarily as a result of a full quarter of operations in both the charity and C-TILG market. Revenues generated by our higher installed base were partially offset by decline in the overall network average in the hold per day.

In addition, the December 2003 quarter benefited from the sale of 239 units, compared to 43 units in the current December 2004 quarter. SG&A expenses increased $3.4 million, from $13.4 million in the December 2003 quarter to $16.8 million in the December 2004 quarter. The increase continues to reflect higher salaries and wages and related employee benefits and taxes due to the additional personnel hired to develop our gaming systems and content, and to monitor and develop proposals to address opportunities in both domestic and international markets.


The increased number of player terminals in the field compared to the December 2003 quarter resulted in higher levels of repair and maintenance expense, and transportation and related costs of approximately $687,000. In addition, legal, professional and lobbying fees increased approximately $854,000, primarily related to our development of new products and entry into new markets.


Current quarter SG&A expenses were $809,000 lower than the SG&A expenses of $17.6 million for the September 2004 quarter, primarily due to a reduction in maintenance expense, transportation and related costs, and advertising and promotion costs of $1.9 million, compared to the September 2004 quarter. This decrease was slightly offset by an increase in legal, professional and lobbying fees as a result of research of new products and entry into new markets.


We are currently in the process of complying with Sarbanes-Oxley Section 404. While it is hard to predict the costs associated with this effort in fiscal 2005, we expect to spend in excess of $1.2 million related to the documentation and testing of our internal controls, including the estimated fees from our external auditors.

Amortization and depreciation expense continue to increase as a result of significant placements in California. Accordingly, amortization and depreciation expense rose $5.4 million, or nearly 70% compared to the prior year period, and approximately 20%, or $2.2 million on a sequential quarter basis. To put this into some perspective, the increase in amortization and depreciation expense for the first quarter of 2005 alone impacted diluted earnings per share by approximately $0.05.


As a reminder, we depreciate the cost of player terminals over a 3-year life. And it is our current policy to continue to depreciate player terminals if we remove the player terminals from the gaming facility.


Cash and cash equivalent as of December 31 totaled $6 million, an increase of $1.2 million over September 30, 2004. Cash generated from operations was approximately $12 million. And we used over $30 million in cash for investing activities, primarily related to capital expenditures of $23.4 million and advances under development agreements of approximately $10.5 million.


During the quarter, we borrowed an additional $10 million under our term loan, and drew approximately $10.5 million under our revolving line of credit. I would like to point out [that] we increased our revolving credit facility from $10 million to $15 million, and increased our term loan by $10 million during the quarter. The increased level of debt during the quarter was primarily driven by amounts advanced under development agreements. Since December 31, 2004, we have reduced amounts outstanding under our credit facility by approximately $6 million, which gives us $9.6 million available under our current revolving line of credit.


Our accounts receivable increased from $10.4 million at September 30, 2004 to $14.4 million at December 31, 2004. We normally experience an increase in our receivables during the December quarter, as the accounting departments for many of our customers are closed during the last week prior to December 31. Currently, our receivables are approximately $10 million, which is in line with our normal levels.


Notes receivable decreased during the quarter, from $32.9 million at September 2004 to $31.5 million as of December 31, 2004. The reduction primarily relates to payments received of approximately $7.2 million from the prior sale of player terminals, and repayments of advances made under development agreements. This was offset by additional advances made under development agreements of approximately $5.1 million.


Finally, I just wanted to note that our annual shareholders' meeting this year is scheduled for March 2, 2005 in Austin, Texas. Now, I will turn the call back over to Clifton. Clifton?


Clifton E. Lind, Multimedia Games - President & CEO

Thank you, Craig. Following up on my initial comments, I wanted to reiterate that the core focus for Multimedia is to continue to leverage our technology, intellectual property, content and system capabilities to continue to offer new products for both existing markets and for the new markets we're seeking to enter. To that end, I would like to leave you with four thoughts.


We can achieve growth in Class II and Class III in the Oklahoma market, based upon our ability to deploy our new games and compete on a level playing field. We believe that Multimedia will displace many of the games that are currently operating in Oklahoma, but once it is clear that we can legally offer compacted games. Until we can legally operate compacted games, our market position may change in Oklahoma temporarily, because we're not going to be guilty of "gun jumping" and jeopardize our licensing initiatives in other venues.


We believe we will begin to rebuild market share across the state once the entertainment value of our initial and our continually evolving compacted games become evident to the players.


Thought number two is [that] we can also achieve further growth and expansion in the charity bingo market. We continue to expect one or two new charity jurisdictions will open in both FY `05 and FY `06. We are also working with our existing customers in our existing charity markets to evaluate other opportunities for growth within those markets.


California is a vast and expanding gaming market, and one in which we have developed important relationships and a meaningful installed base. We can't project what he installed base will look like in the future period, as that is largely in the hands of the tribes' decisions about which way they take their gaming in California. But with the flexibility of our systems, we see the opportunity for us to continue to play an important role in that state.


We are also well positioned for growth in lottery markets, where we can very quickly and very cost effectively provide jurisdictions with turnkey systems that enable them to operate or monitor a wide variety of gaming systems. There are lottery opportunities for Multimedia, both domestic and internationally. There are, of course, other well-entrenched competitors also seeking to move into or retain these markets. But in a world where adoption of leading-edge technology has become the norm, we see an important opportunity for MGAM in the systems and solutions we provide.

With that, Operator, let's open the floor for questions.


Operator

(OPERATOR INSTRUCTIONS) Jeff Martin, Roth Capital Partners.


Jeff Martin, Roth Capital Partners - Analyst

Hi, Clifton. Hi, Craig. Could you give us an idea of the net placements and removal or--I'm sorry, gross placements and removals in California--I'm sorry, in Oklahoma specifically during the quarter.


Craig Nouis, Multimedia Games - CFO

We had roughly a little bit more than 1,000 units of additions in Oklahoma and roughly that same number in take-out.


Clifton E. Lind, Multimedia Games - President & CEO

Jeff, let me interject here that at least part of the removals in Oklahoma were our requested removals, as we took player stations out of the field that were underperforming and put them into the remanufacturing process to upgrade them for our next-generation platform that will becoming out later this quarter.


Jeff Martin, Roth Capital Partners - Analyst

Ok, and could you help characterize--you know, you said you probably have some March placements for the compacted games--can you help characterize how the deployment will go and how quickly do you think you'll get maybe half your installed base to that type of gaming platform?


Clifton E. Lind, Multimedia Games - President & CEO

Well, the placement of the compacted games will go on a tribe-by-tribe basis. Our largest customer has indicated the desire to continue to run a very large number of Class II games because the performance of those is quite exciting in their facilities. So I think that [the placement will happen] as soon as the final specifications, which we think are nearing completion, are finished. And we can see that the games that we believe are going to be compliant with the specifications of the hardware, which we believe we have upgraded to the specifications. We will begin to deploy those on a location-by-location basis, as the facilities ask us to do so.


Most of the tribes that we are in contact with daily that we do business with are going to start off not with player station upgrades, but with putting in table games, which should be an advantage to the games that are currently playing in the various facilities. I would not be surprised if in February, some tribes began installing additional games that are going to be compliant under the compact. However, I think the vast majority of the installations of compacted games will be very late in the quarter or early next quarter, as the tribes themselves have to start paying taxes on these games as soon as the gaming laboratories have certified each of the individual games and vendors' hardware as being compliant.


So it's not going to be a situation where one day a switch is flipped and all of the machines in Oklahoma across the board go to Class II games. It will be a gradual process and on a tribe-by-tribe basis--you know, with the tribal councils, the tribal gaming commissions making the decision of when to switch and whether or not to continue running Class II or to run exclusively the new compacted games. Either way, we look forward to the opportunity to begin placing our compacted games in the market. We think our heaviest placements will probably be next quarter, as opposed to the current quarter that we are in, just based on the timing that we are getting from our tribal customers.


Jeff Martin, Roth Capital Partners - Analyst

Okay. And what is the pricing like on the compacted games relative to the current operations?

Clifton E. Lind, Multimedia Games - President & CEO

There is no question that there will be a change in the pricing structure at the larger facilities and for the compacted games. But we are delighted with that prospect, because once we are able to run the compacted games, we expect our hold per day to increase.


There are other manufacturers who have indicated that it appears this market will stay substantially a revenue-share market. We believe that is the case for a number of reasons. But the revenue share will certainly be lower than the levels that we enjoy. And it appears that the other vendors are setting a market rate revenue share in the low 20s [percent] for the larger facilities.


We are certainly not going to lose any business over the revenue share, because we think that net-net, once the players have seen the value of our to-be-released compacted games, that we will actually start netting more per machine than we are with our current revenue share structure, and not offering games that compete with the current one-touch games that are out there in the field. So we see it as a net-net opportunity for Multimedia, and certainly by the last quarter of the year, when we think there will be substantial shifting to the compacted games having been completed.


So we expected compacted games to be on a different level, anticipated it, and look forward to just being to offer compacted games [and] achieve a higher hold per day. And therefore, that is why we believe that we are accurate when we say net-net, we will earn more per machine per day from the new relationship than the situation we are in today, where we are not offering any one-touch machines or any games that are not bingo-driven in that marketplace.


Jeff Martin, Roth Capital Partners - Analyst

When you say net-net, do you expect to earn more? Are you talking about making improvements to levels 10% higher--20, 30, 40, 50% higher? Where do you think it improves to relative to where we are today on a net revenue basis?


Clifton E. Lind, Multimedia Games - President & CEO

Well, certainly, I see the holds per machine having the potential to go up 50% to 100% by the end of our fourth quarter. And for the compacted games, our share of the revenue would be coming down a third. So, Jeff, that is a guess. As you know, we earn our business every day. That is what we think is a reasonable expectation at this time.


Jeff Martin, Roth Capital Partners - Analyst

Do you think table games will take away from floor space of yourselves and your competitors?


Clifton E. Lind, Multimedia Games - President & CEO

Table games will certainly take away from floor space in the facilities that are not expanding or [do not] have expansion plans underway. However, I'll say [that] in the past when the tribes were able to run table games, although it was later found that they did not have the authority to do so, that for the facilities that put in table games, the experience was that the hold per day on the machines went up 20% to 30%. Because new players came into the facilities, and they stayed longer, as one member of a couple played the table games and another member of a couple stayed on the gaming terminal.


Jeff Martin, Roth Capital Partners - Analyst

Okay. My last question, and then I will hop off and let others get on, is on the liquidity front. In your 10-K that you filed a month ago, you mentioned that total capital obligation of about $65 million for various things--and it seems to me as though you've got to find some additional capital elsewhere relative to your current availability. Could you kind of give us an idea strategically what you plan to do to meet all those obligations, or something that may not apply.


Clifton E. Lind, Multimedia Games - President & CEO

We do not believe that over and above what we have already arranged, we need to have any additional capital. We have not only as Craig talked about--we increased both the terminal and working capital loans during the last quarter--the availability under it, but also, we have an additional banking facility available to us that will take care of all our current commitments under all of the scenarios that we have forecasted. As in most companies, we do an expected, an optimistic, and a pessimistic [scenario], and under all three situations, the bank financing, that we have arranged today is adequate to take care of our needs, consistent with where we are today on commitments.

Jeff Martin, Roth Capital Partners - Analyst

Okay, and I apologize. I do have one more question. Could you give us an idea of what deployments look like on the development contracts for the remainder of this year--kind of timing and magnitude?


Craig Nouis, Multimedia Games - CFO

Jeff, the next scheduled development agreement will be late in our fiscal year. And we would expect that to be a facility that would hold anywhere from 800 to 1,000 additional machines. But that will be later in the year.


Operator

Ryan Worst, CL King.


Ryan Worst, CL King - Analyst

Just a question on the revenue per day in Class II facilities--you know, you are down a bit from the fiscal fourth quarter. Could you kind of break out how much of that was due to seasonality, competition and pricing if there was any change in the quarter?


Clifton E. Lind, Multimedia Games - President & CEO

All of those things would require speculation on our part as to what the different components of that were. I don't think Craig has any numbers that we can share with you that would be meaningful to you that would not be pure speculation on that. Craig?


Craig Nouis, Multimedia Games - CFO

Obviously, we had a decline sequentially in our hold per day. But there's no way to attribute it to various impacts. We know that there are a number of things that impacted it, but there's no [way to] break it apart by line item.


Clifton E. Lind, Multimedia Games - President & CEO

Let me say that one of the things that it is not the result of is competition from other licensed public companies. Our games, our Class II games, continue to perform well, when compared to any other bingo games that are multi-touch games that are being provided by any other public, licensed company.


The fact that we have let another quarter go by without responding to the games that do not appear to be legal that are all one-touch games is what continues to have the impact. And that is why, Ryan, we are being what we believe is realistic about our ability to get out of purgatory over the next two quarters and not believe that that's going to happen next week or even next month. Because it does not appear to us that a substantial number of our existing customers are going to have the incentive to formally adopt the compacted games. Many of them are running the games already that have to go through the gaming laboratories for certification. And once the specifications are finally adopted and complete and endorsed by each of the tribal customers, [they] will then [go through] the process of sending each one of those individual games to the gaming laboratories for certification. Because we expect to have business from both the racetrack and the tribes, we have to make sure that we are not guilty of gun jumping, because there are specific penalties from the racetrack side for companies who jump the gun and start running games that are not approved by the gaming laboratories as compliant with the final specifications.


So the competition is not from any other major public company that is affecting our hold per day during that quarter, but continued competition from continued employment by unlicensed, non-public companies of one-touch games. And quite frankly, we think we will do a rather handy job of displacing [them], as I have said, once the entertainment value of our compacted games are exposed to the customers. However, those other vendors have earned some loyalty from their customers. And it will take time for us to earn it back. And that's why we are trying to be realistic about the view for this current quarter that we are in.


Ryan Worst, CL King - Analyst

Right. I'm just trying to get a handle on the pricing impact, I guess, more so than anything else. Is the pricing impact, the compression there, coinciding with the introduction of the compacted games? Or is that also the bingo games that you have now in the market and your current--is the pricing coming down for those games?


Clifton E. Lind, Multimedia Games - President & CEO

To date, there has not been any meaningful change in the pricing for any of our bingo games. We believe the change in pricing will actually occur at the time that the compacted games are installed.

Ryan Worst, CL King - Analyst

And then, do you have any update on your Casino Commander System(TM), and maybe an outlook for where that system could go in the future? And also, about your game placements both in Alabama and Oklahoma, where do you expect the Alabama placements go in the quarter? I know a competitor of yours had said that they have a significant backlog for Alabama. But obviously there are tribal casinos, as well as charity there. So what's the outlook for that?


And then, maybe a little more color on the removals--did you expect the removals to occur in Oklahoma? Was it mainly just the large casinos in and around the Tulsa area where you got hit, as far as removals? And what is the outlook for removals going forward, as much as you can provide?


Clifton E. Lind, Multimedia Games - President & CEO

Let--the answer to a number of questions there--yes, we have a backlog in Alabama. No, we do not have any backlog that is in our current forecast having to do with tribal facilities there. Our commitment to our charity operators there was that we would pass on one particular procurement that went out last quarter or maybe even a little while before that. We refused to bid on providing machines for a proposed upcoming tribal expansion. And we are focusing on our successful charity operations there. So we do have a backlog, and the number of that backlog is, by agreement with our customers, confidential.


In addition to that, there are four casinos, three of which are current customers. One is a new customer for us in a new jurisdiction, that is in line to have installations of Casino Commander in a time period that will probably coincide with the 60- to 120-day time period.


We decided after the results of our focus groups to add additional features to the Casino Commander product. And so we held up on an earlier release and added additional features that make it an even more powerful tool. And by the end of this quarter, we will have it operating in at least two venues, and by the middle of next quarter to be operating in at least four venues. Interest remains high in that.


And Ryan, I did not write down your other question, so would you repeat your unanswered question?


Ryan Worst, CL King - Analyst

Sure. Just going back to the Casino Commander, is that in Class II or Class III facilities where you expect to place those next?


Clifton E. Lind, Multimedia Games - President & CEO

Both.


Ryan Worst, CL King - Analyst

Both. Okay. And then, I would just like more color on the removals--


Clifton E. Lind, Multimedia Games - President & CEO

Oh yes, I'm sorry.


Ryan Worst, CL King - Analyst

And what you think the outlook looks like.


Clifton E. Lind, Multimedia Games - President & CEO

Ryan, we have historically been very supportive of small tribes and continue to try to do so today. However, with the fact that we were in the process of upgrading our fleet to enable us to widely distribute a new platform that we will be putting out in all of our venues in the next six months, we went to some of our tribes that were simply not profitable operations. And we took some of the machines back by mutual agreement. We have, however, continued, in order to support certain tribes, we still have some machines out there that are marginally profitable for us that affect our network average. But in some cases, it is the majority of the revenue that the tribes have. And so, we are trying to be sympathetic with that.


And there were some large, well-publicized take-outs during the quarter from tribes that we discontinued doing business with because we did not want to change our revenue share basis on Class II games. We think we will earn our way back into those facilities.

We also plan--you will see some additional take-outs this quarter, both as some of our better customers make room for table games, which we think net-net will help our hold per machine, both for Class II and the compacted games for the reason I have stated before. And also, because one of our major customers is under a major expansion and refurbishment program, they actually closed the part of the facility that we were in to renovate the entire facility at once. So this quarter, we will have some takeouts there. We expect that we will put those machines back into the facility in the following quarter, once the facility renovation is complete. Craig, do you want--it was a little bit unclear to me, Ryan, whether you were asking about last quarter or the current quarter we are in. If you will restate your desire, maybe Craig will give you some more color.


Ryan Worst, CL King - Analyst

No, I mean, you provided color on the last quarter, I guess. In this quarter, is that the major displacement--potentially, that one casino that is renovating? Do you expect any other--or where do you expect the game count to be net-net relative to the fiscal first quarter in the fiscal second quarter?


Clifton E. Lind, Multimedia Games - President & CEO

None of the major installations that we have in what we consider to be our order backlog right now are going to occur this quarter. And the effect of taking out that large block of machines out of the facility that is being renovated, and the fact that we have an aggressive remanufacturing program underway, we're pulling machines back in right now to get ready for re-release in our Q3 FY `05, when we think that the majority of the compacted games will go out. I expect that in the Oklahoma market, we will be down a little bit by the end of this quarter but would expect to regain that as we put out the new platforms and the compacted games in Q3.


Ryan Worst, CL King - Analyst

Okay. I'm sorry, just two more questions. One, could you comment on the letters from the NIGC, where the process is there?


Clifton E. Lind, Multimedia Games - President & CEO

As you know, several of the tribes have been concerned, we found out through public information, [and] have gone to Congress and asked for some clarification on why NIGC has this interest. We intend to cooperate fully with the regulators.


One of our tribal customers affected has asked for a meeting with NIGC. We expect to get some clarification from them on what their exact concerns are with the way that the transactions have been structured. And we are letting the tribes take the lead on that.


It is absolutely ridiculous for me to speculate on what the action or the outcome of the regulatory agency will be. But it does not seem to be something that is going to be resolved very quickly, nor do we expect [that there will be] necessarily any further immediate action. As I've said, we will work with the tribes to try to comply with any of the Commission's requests, once we understand what the fundamental issues are and what the options are to resolving them.


We are not the only vendor involved. There have been a number of these letters on this topic issued to many other tribes and vendors. And there is some reason to believe that through a series of meetings that there will be clarification on the issues, and [that] an acceptable resolution to all parties is the likely result. We are quite flexible in the way that we restructure our deals, Ryan, once we understand what the real issues are. We are just struggling to understand those issues.


Ryan Worst, CL King - Analyst

Okay. And then just--very last one. How much cash do you have available for share repurchases?


Clifton E. Lind, Multimedia Games - President & CEO

Well, that's a question that is a little bit difficult to answer between--I mean, we have wide latitude from the Board on what we can use our cash for. We have adequate cash on hand, we believe, to do a consistent and orderly repurchase program; certainly, as long as the stock stays at the levels that it has been in and we are likely going to be in for the immediate future. You can expect us to be very active in using all of our adequate cash.

I have a number of shares, as you know, that we're authorized to repurchase. And we are going to look at it every day and put as much cash as we believe and the Board believes is prudent into those repurchase agreements. But we have lots of availability should we determine that putting the majority of our cash in that direction is what we should do, both from additional ability to borrow, and from existing cash flow, and from the fact that we made substantial investments in improving the fleet of rental units last year so that we wouldn't have to do it this year. That we feel that we are going to have an impressive amount of cash available to get into the marketplace now.


What you might consider impressive and what we might consider impressive may be two different things. But the proof of the pudding will be in the eating here as we--it is possible for us to get back in the market what we get back in the market and we'll be reporting quarterly on our progress on the repurchase.


Operator

David Bain, Merriman Curhan Ford.


David Bain, Merriman Curhan Ford - Analyst

Just a follow-up on the Casino Commander. Can you give us an order of magnitude of the initial installs at the four halls, and also pricing that you'll be utilizing for the product?


Clifton E. Lind, Multimedia Games - President & CEO

The pricing varies in the commercial casino market. There will be a combination probably in most situations, a sales model with a meaningful ongoing revenue share. In that, pricing will be consistent with what you think the premium pricing is for premium units that are going into that market, and supplemented by some revenue share, David. In the other markets that we are taking it into, have requested commitments to put it into, it's going to be on a premium revenue-share list.


David Bain, Merriman Curhan Ford - Analyst

Okay. In the press release, you speak about the larger halls and you did again on the call, going to a 20% split possibly. But this does not include a modification of the development agreements at all, is that correct?


Clifton E. Lind, Multimedia Games - President & CEO

There has been no discussion today with any of our tribes that are under--doing anything but honoring their existing development agreement. If they have an agreement that the revenue share applies to either Class II or Class III, it is our belief that they will honor it. And our discussions to date have been that they will honor it.


David Bain, Merriman Curhan Ford - Analyst

Okay, this may be tough to answer--but given that, and then given that some of the smaller tribes stay at Class II, so you maintain price integrity with those tribes--the overall split in Oklahoma should be north of 20%?


Clifton E. Lind, Multimedia Games - President & CEO

I think there's no question about that.


David Bain, Merriman Curhan Ford - Analyst

Okay. And then--there has been much discussion on the Israeli contract--can you give us details of what that could mean in the future? And also how that economic model should work--how we should be thinking about that?


Clifton E. Lind, Multimedia Games - President & CEO

The Israeli contract for the first product that is covered is a sales contract for a system and a specific number of units, with the opportunity for the operator to acquire substantially more units over time. And then, we are in the process of discussing some other product developments for them that they have asked us to consider, which would bring meaningful new product lines and meaningful new revenue to our Company. Other than that, all terms of the contract for future development are confidential. And the initial order is just that, an initial order, and that is why there's so little detail given on the size of the ultimate contract because it has the ability for the customer to expand it meaningfully.


David Bain, Merriman Curhan Ford - Analyst

Okay. And I guess--can you speak, you talked about--

Clifton E. Lind, Multimedia Games - President & CEO

Just a final question: revenue on that contract will be realized later this year, not in Q2, possibly in Q3, more likely in Q4.


David Bain, Merriman Curhan Ford - Analyst

And can you speak--you talked about entering one to two charity markets by the end of this fiscal year. Can you talk about the significance of those two potential markets? If you could maybe even compare it to say, [the ones] in Alabama?


Clifton E. Lind, Multimedia Games - President & CEO

There are five potential markets that may change this year. The ones that are likely to produce revenue are likely to do it in Q4, and those that are small to medium markets. The larger markets we expect that may get approved this year would not produce revenue for us until FY `06. And the ones that are likely to produce revenue this year would be small in comparison to Alabama. The ones that are likely to go in the revenue next year would be substantial.


Operator

Bill Lerner, Prudential.


Bill Lerner, Prudential - Analyst

Thanks for letting us sit in on your first couple of one-on-ones there. I just have a few--


Clifton E. Lind, Multimedia Games - President & CEO

We will give you the same opportunity.


Bill Lerner, Prudential - Analyst

Just in the spirit of keeping it short and let other people ask questions, I have just got two or so. Okay? One is really just a comment. Just in general, thinking about the Alabama comment and being beholden to VictoryLand and GreenTrack. Now, you guys are the only ones, it's clear it seems, protecting your customers. But it is unclear that they are necessarily looking out for you. The problem is this is ultimately impacting shareholders. So at what stage do you revisit the strategy? You know, maybe it is a rhetorical question. But ultimately, does it make sense? Ultimately, well, we could talk about that off line--but I wanted to throw that out there. And then the other--


Clifton E. Lind, Multimedia Games - President & CEO

Let me say that we had a specific agreement concerning one particular facility, Bill. But as you know, you have to always look at the issue of competing against yourself and diluting your opportunity at one facility by supporting another one that is not very far down the road. It's a business decision that we will look at with a view toward protecting the shareholders in every instance.


Bill Lerner, Prudential - Analyst

Okay. And then, can you just talk a little bit about Sigma? What's going on there? It looks like that is a foray in addition to what you guys are doing with Casino Commander into Class III tribal and commercial. Is there more to it, number one? Also, you did not disclose any of the financial details; should we assume from that that it is completely negligible? Or are you assuming they're dead? A little more color on that would be real helpful.


Clifton E. Lind, Multimedia Games - President & CEO

It is an asset purchase with the option, if we choose to do so at the end of the day, to purchase the stock of the Corporation. The assets that we purchased are ones that are meaningful to us in our initial entry into the Class III gaming market for Native Americans.


The intellectual properties, at least one of the patents, is something that we will incorporate across all of our markets and is a feature that we think is a good feature in all gaming venues. The titles that we purchased and the proven video poker games will be helpful for us in both the Oklahoma market, where there will be at least some percentage of the games that [in] each facility will be video poker games. It was a quick way for us to be able to respond with proven games in that market. We have our own video poker games, that once it is legal for us to put them out there, we will put them out there.

And there's some certain licensing agreements that they have with other third-party theme owners that we think will be used in a number of our markets. The fact is that it was not a substantial financial drain on resources.


Bill Lerner, Prudential - Analyst

Okay. That's helpful. And then the last one is just a tag onto the Israeli contract. Should we assume, and maybe your guidance already assumes this, should we assume it's a New York-like situation, where it's dilutive to earnings for a period of time until it ramps, even with the initial order? Or if it becomes a larger-scale story, is it going to be dilutive for a period of time?


Clifton E. Lind, Multimedia Games - President & CEO

It was not bid and should never be dilutive to earnings. The fact is that there are progress payments up until delivery, and then after the acceptance period, the final payments are made. And it is after the final acceptance of the system that we will be able to recognize the revenue off of it.


Operator

David Katz, CIBC.


David Katz, CIBC - Analyst

I had a little trouble getting logged on in the beginning, so if I'm repeating anything, I will apologize in advance. Firstly, I was up at WinStar in December. And I guess I was there just before the grand opening of the new porte-cochere and the expansion and all that. How is that doing?


Clifton E. Lind, Multimedia Games - President & CEO

We are very pleased with the results that WinStar [has had] since the formal opening, and the supportive management to actually let the facility begin realizing its potential. We are very pleased.


David Katz, CIBC - Analyst

Well, if I could just probe a little bit more there, just thinking about in terms of dilution of win per day, is there any? And I guess one of the other--I didn't meet the new GM when I was up as well. And I know there has been some turnover in that spot in the lineup. What is your perception about how well that is going?


Clifton E. Lind, Multimedia Games - President & CEO

I think that the changes that the tribe has made and will ultimately make will be healthy for everyone involved. As I said, we have been pleased with the results of the grand opening. And the tribe and the operators were committed to not prematurely opening the facility before they thought the training had been completed. They are following the same disciplined approach to getting ready for the table games, which we think will help that facility in particular a great deal.


The problem that we had with the low performance of games, and certainly in certain facilities is not one that in the future will be caused by WinStar. Certainly, putting the additional machines into WinStar and then not being able to promote them or advertise the fact that they were there, or to build on the Players' Club capabilities that we have there at WinStar delayed the ramp-up in the hold per day for all of the machines. But we're pleased with where we are today.


David Katz, CIBC - Analyst

Again, if I could just, and again, if I missed this, I apologize, but [for] California, Pechanga and Morongo, can you give us an update as to how many units are sort of in place as Class II? And how many are turned on, and sort of when they will all be turned on, etc.?


Clifton E. Lind, Multimedia Games - President & CEO

Okay. Substantially--well, all of the machines except 900 were in play as C-TILG during the month of December, [and] that number was 3,380 machines. All of those machines except 900 either are today back in play or will be in a matter of days, as the casino readjusts its floor. The 900 that are in storage at the facility at Morongo, it is unclear whether or not those will be put back in play at Morongo or whether they'll be used in another facility in California, or whether we will use them as part of the fleet that we need in Oklahoma. But those 900 machines, which are the only ones that are not being utilized today, in the reasonably near-term will be put back in revenue in one place or another.

David Katz, CIBC - Analyst

So all the ones that we sort of ended off the quarter with except 900 will be in play as Class II pretty much throughout this quarter, except for a week or two or three?


Clifton E. Lind, Multimedia Games - President & CEO

That's a question that is better asked of the tribal governments, David. As you know, they have both remained in good-faith negotiations with the governor's office for a compact, so I cannot speak for the tribe. But at least for the immediate future, until they either negotiate a compact or decide to do something else, it appears that those games will be played as Class II games.


David Katz, CIBC - Analyst

Okay. Just two more quick ones on this topic, because this has me a little bit confused. At one point, my understanding was that the pricing with these two tribes was the matrix pricing that has been discussed previously, such that if the units were placed as Class II and they begin to earn less, that the revenue share that goes to MGAM would actually go up. Is that an inaccurate understanding?


Clifton E. Lind, Multimedia Games - President & CEO

As you are aware, we have a specific agreement for the video lottery terminals. And now we're in the process of renegotiating a new agreement for Class II games. So I can assure you that any agreement that we negotiate will be profitable for Multimedia Games, or the machines won't stay. We are, as we speak, in good-faith negotiations with the tribes to try to see how we best provide the flexibility the tribes need and to also give us a fair return. And the performance on the Class II machines has been good compared to what the prior performance of Class II machines was in California before we converted those machines to the video lottery games.


David Katz, CIBC - Analyst

And lastly--


Clifton E. Lind, Multimedia Games - President & CEO

There's ample profit in the Class II gaming scenario for both the tribes and Multimedia Games to be treated fairly.


David Katz, CIBC - Analyst

And just one more on that issue, which is the posturing has been among those tribes that they plan to fight the fight, as far as TILG games being illegal. In fact, as you know, we did meet with those tribes at some point in December. Even as late as last week, they indicated that they are taking a hard stance on the legality of TILG. And yet, they switch the games out, which seems to be arguably a confusing step to take. I know this is sensitive and all that. But can you sort of help me get my head around what their position is and how much--who has got leverage where and so on? How can you help me there?


Clifton E. Lind, Multimedia Games - President & CEO

Let me first talk about the past. I do not presume to speak for the tribes. But the governor's office took the position that continuing to play the games as C-TILG games was tantamount to a material breach of the existing contract. Obviously, the tribes and their tribal councils and governments and gaming commissions, who were always operating in the interest of their tribal members, could not allow the state to declare, even inappropriately, a material breach. And so, the tribes informed us that it was their decision to comply to the letter with the agreements that they either worked out with the state or did not work out with the state. And that they wanted to meet the letter of the initial letter that they got. We were honored to help the tribes comply with that.


The games were played throughout the New Year's weekend and then immediately, the following Monday, we began converting all the games to Reel Time Bingo 2.0; that was all completed in a matter of 3 days. It required some glass changes and some reregistration of some machines. And the games were all converted within the request, consistent with the request from the tribal governments.


One of the tribes did not reach a written agreement with the state. And therefore, they asked us to comply with another part of the agreement, which was to work with them on actually removing the machines from the facility and then re-installing the machines in the facility. We were happy to do that. And that was not done at solely the expense of Multimedia Games.

The tribes are back in play at Pechanga with substantially all of the machines running as Class II games, and at Morongo with all but the 900. And they continue their good-faith negotiation. We think that Multimedia will continue to have a meaningful number of machines operating at both of those facilities, not only for the immediate future but also at least for the intermediate future.


The type of games that are offered there will be solely at the discretion of the tribes. It would be very presumptuous of me to speculate on whether or not the tribes will actually work out some other arrangement with the state or try to get into court with these issues. Whatever the tribes decide to do, as long as it continues to be profitable for Multimedia Games, we will continue to do what we have done in the past and support the tribe. Other than that, David, I cannot speculate on when the tribes might try to get the TILG issue back in court, and even if they will ultimately try to do that. We will certainly support them in whatever their decision is.


David Katz, CIBC - Analyst

And then let me ask one more split-second question here, and I apologize as everyone else did. On Israel, did you give any specifics as to what the cost of rolling out that system is? And sort of what order of magnitude return you're looking for or any sort of modeling help there?


Clifton E. Lind, Multimedia Games - President & CEO

I will only say that we have reasonable profit margins that I think the market will agree are reasonable profit margins for the nature of a typical sale to [a] lottery.


Operator

David Fondrie, Heartland Funds.


David Fondrie, Heartland Funds - Analyst

I [would] just like to follow up, I guess, the question in respect to California. I thought in your prepared remarks you suggested that they were break even, absent depreciation. Could you clarify your opening remarks regarding the California machines?


Clifton E. Lind, Multimedia Games - President & CEO

The California machines have been in play for a very short period of time. And so we took a very conservative approach in our expectations for the machines. The fact is that we will not leave machines in play unless they are profitable for Multimedia Games. But since, as I stated before, we're still in the process of negotiating the final terms of the agreement, the conservative thing for us to do is just to indicate that they would at least be profitable for-- That is a complete color on that issue, and about all the additional color that I can give you right now.


David Fondrie, Heartland Funds - Analyst

I'm sorry, I was confused. When you say "profitable," is it cash profitable? Or is it profitable after depreciation?


Clifton E. Lind, Multimedia Games - President & CEO

Earnings profitable.


David Fondrie, Heartland Funds - Analyst

Earnings profitable: that would be after depreciation.


Clifton E. Lind, Multimedia Games - President & CEO

That is correct.


David Fondrie, Heartland Funds - Analyst

So they are at least break even. I guess you said [that for] the first phase of the Israeli contract, you would expect to start delivering in the third quarter, with completion and acceptance in the fourth quarter?


Clifton E. Lind, Multimedia Games - President & CEO

We will deliver it in the early part of the third quarter. And there is an acceptance period that goes on for a number of months. And so, it is quite likely and possible that Q4 is when we'll actually recognize the revenues. It's according to appropriate accounting practices. We cannot do that until the final contingency, which is acceptance, is removed.

I also said that there are progress payments, and we received substantially all of our cash or a large portion of the cash for shipment. So there is only a small portion of the sales price that we will have to defer until later in the year. But recognition of income will be deferred until the final contingency, which is acceptance, is removed.


David Fondrie, Heartland Funds - Analyst

Got it. Okay. And then lastly, in the answer to one of the previous questions, you said that the 900 machines that are currently in storage could be moved to another site in California. Does that suggest that you are negotiating with potential other customers in California?


Clifton E. Lind, Multimedia Games - President & CEO

That suggests that there is another facility that is interested in additional Class II games. And it may or may not be an existing customer.


Operator

And with that, Mr. Lind, I'll turn the conference back over to you for any closing remarks.


Clifton E. Lind, Multimedia Games - President & CEO

Thank you, Operator. I want to thank everybody for their interest in Multimedia Games. I think it is evident from our comments and our responses to your questions that we have substantial growth opportunities. And we will continue to provide innovative new products for new and existing markets.


We look forward to reporting to you again on our progress in the near future. The management team remains enthusiastic about this Company. We remain enthusiastic about our team of professionals and about the markets that we are in and/or are entering. We look forward to getting out of purgatory in Oklahoma. We thank you for your continued support.


Operator

And ladies and gentlemen, this does conclude the Multimedia Games first-quarter fiscal year 2005 conference call and webcast. We do appreciate your participation, and you may disconnect at this time.